EXHIBIT 9 - FORM OF CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE
                              PREFERRED STOCK


                        PROMEDCO MANAGEMENT COMPANY

                         CERTIFICATE OF DESIGNATION

                                     OF

                    SERIES B CONVERTIBLE PREFERRED STOCK

          Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, ProMedCo Management Company (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY that:

          Pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by Section A of Article IV of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and in accordance with the provisions of
Section 151(g) of the DGCL, the Board of Directors on _______________, adopted the following resolution creating a series of Preferred Stock designated as Series B Convertible Preferred Stock.

          RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the DGCL and the provisions of the Certificate of Incorporation, a series of the class of authorized Preferred Stock, par value $0.01 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

          SECTION 1. DEFINITIONS.

          Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

          "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

          "Change of Control" means the occurrence of any of the following:
     (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more related transactions, of all or substantially all of the properties and assets of the Corporation and its Subsidiaries taken as a whole to any Person (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Purchasers or their affiliates, (ii) the adoption of a plan relating to the liquidation or dissolution of the Corporation, (iii) the consummation of any transaction or other event (including, without limitation, any merger or consolidation) the result of which is that any "Person" or "Group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Purchasers and their affiliates) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 45% of the voting stock of the Corporation, or (iv) the first day on which a majority of the members of the Board of Directors are not Continuing Directors.

          "Commission" shall mean the Securities and Exchange Commission.

          "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors as of January 13, 2000 or (ii) was nominated for election or elected to the Board of Directors with the approval, recommendation or endorsement of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

          "Conversion Price" shall mean the Initial Conversion Price, subject to adjustment as provided in Section 9.

          "Current Market Price" shall mean the average of the daily Market Prices of the Common Stock for twenty consecutive Trading Days immediately preceding the date for which such value is to be computed.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include reference to the comparable section, if any, of any such successor federal statute.

          "Fair Market Value" shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which are publicly traded, the average of the daily Market Prices of such shares for twenty consecutive Trading Days immediately preceding the date for which the Fair Market Value of any such security is to be determined. The "Fair Market Value" of any such security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

          "Junior Stock" shall mean any capital stock or any rights, warrants or other securities convertible into or exchangeable for shares of any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock.

          "Liquidation Preference" with respect to a share of Series B Preferred Stock shall mean, as at any date, $100.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such share), plus an amount equal to all accrued but unpaid dividends (whether or not declared) on such share as at such date.

          "Market Price" when used with reference to shares of Common Stock or other securities on any date, shall mean (i) the price of the last trade, as reported on the Nasdaq National Market, not identified as having been reported late to such system, or (ii) if the Common Stock is so traded, but not so quoted, the average of the last bid and ask prices, as those prices are reported on the Nasdaq National Market, or
     (iii) if the Common Stock is not listed or authorized for trading on the Nasdaq National Market or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock or such other securities are not publicly held or so listed or publicly traded, "Market Price" shall mean the Fair Market Value per share of Common Stock or of such other securities as determined in good faith by the Board of Directors based on an opinion of an independent investment banking firm acceptable to holders of a majority of the shares of Series B Preferred Stock, which opinion may be based on such assumptions as such firm shall deem to be necessary and appropriate.

          "Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, fully diluted shares of Common Stock (calculated as prescribed by generally accepted accounting principles), except shares then owned or held by or for the account of the Corporation or any subsidiary thereof, and shall include all shares (i) issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock and (ii) issuable in respect of options or warrants to purchase, or securities convertible into, shares of Common Stock.

          "Parity Stock" shall mean any capital stock or any rights, warrants or other securities convertible into or exchangeable for shares of any capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, including the Series A Preferred Stock.

          "Paying Agent" shall mean the Transfer Agent or such other Person or Persons as may be appointed by the Board of Directors from time to time.

          "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Second Closing" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

          "Securities Purchase Agreement" shall mean the Securities Purchase Agreement, dated as of January 13, 2000, by and among the Corporation and GS Capital Partners III, L.P. ("GSCP"), and certain affiliates of GSCP set forth on the signature page thereto (the "GSCP Affiliates", and collectively with GSCP and including their respective successors and permitted assigns, the "Purchasers"), as amended by the First Amendment to the Securities Purchase Agreement, dated as of May 5, 2000.

          "Senior Stock" shall mean any capital stock or any rights, warrants or other securities convertible into or exchangeable for shares of any capital stock of the Corporation ranking senior to (either as to dividends or upon liquidation, dissolution or winding up) the Series B Preferred Stock.

          "Series A Certificate of Designation" shall mean the Certificate of Designation of the Series A Preferred Stock.

          "Series A Preferred Stock" shall mean the Corporation's Series A Convertible Preferred Stock, par value $0.01 per share.

          "Subsidiary" or "Subsidiaries" shall mean any corporation, limited liability company, partnership, business association or other Person with respect to which the Company has, directly or indirectly, ownership of or rights with respect to securities or other interests having the power to elect a majority of such Person's board of directors or analogous or similar governing body, or otherwise having the power to direct the management, business or policies of that corporation, limited liability company, partnership, business association or other Person.

          "Trading Day" means a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange, a day on which such exchange is open for the transaction of business.

          SECTION 2. DESIGNATION; NUMBER; RANK.

          (a) Number; Designation. 125,000 shares of Preferred Stock of the Corporation shall constitute a series designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock").

          (b) Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank on a parity with the Series A Preferred Stock and senior to the Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") and all other capital stock of the Corporation issued prior to or on or after the date hereof other than the Series A Preferred Stock.

          SECTION 3. DIVIDENDS.

          (a) Payment of Dividends. The holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock and of any shares of other capital stock of the Corporation as to payment of dividends other than the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, distributions in the form of cumulative cash dividends at an annual rate per share equal to 6% of the Liquidation Preference from and after the respective dates of issuance of applicable shares of Series B Preferred Stock (the "Issue Date"), as long as the shares of Series B Preferred Stock remain outstanding. Dividends shall be (i) computed on the basis of the Liquidation Preference; (ii) accrue and be payable quarterly, in arrears, on March 31, June 30, September 30 and December 31 (each such date being referred to herein as a "Quarterly Dividend Payment Date"), except that if any Quarterly Dividend Payment Date is not a Business Day then the Quarterly Dividend Payment Date shall be on the first immediately succeeding Business Day, commencing on the first Quarterly Dividend Payment Date following the Issue Date; and (iii) payable in cash.

          (b) Accrual of Dividends; Default Dividends. Dividends payable pursuant to clause (a) of this Section 3 shall begin to accrue and be cumulative from the Issue Date, whether or not declared on a daily basis. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Accrued dividends not paid within 10 days of any Quarterly Dividend Payment Date shall accrue dividends at an annual dividend rate of 8% of the Liquidation Preference (the "Default Dividend Rate") until paid in full and shall be payable at any time as of which funds legally available therefor are available to the Corporation (without reference to any regular Quarterly Dividend Payment Date) to the holders of record on such date, not exceeding 30 days preceding the payment thereof, as may be fixed by the Board of Directors. Dividends paid on shares of Series B Preferred Stock (including any dividends payable at the Default Dividend Rate (such dividends, "Default Dividends")) in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. All references herein to "unpaid dividends" shall be deemed to include any unpaid Default Dividends.

          (c) Restricted Payments. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of shares of Common Stock or other capital stock of the Corporation other than the Series A Preferred Stock, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of Common Stock or other capital stock of the Corporation other than the Series A Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any shares of Common Stock or other capital stock of the Corporation, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Common Stock or other capital stock of the Corporation other than the Series A Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any Common Stock or other capital stock of the Corporation unless, all unpaid dividends on the shares of Series B Preferred Stock shall have been paid.

          (d) Dividends on Common Stock. So long as any shares of Series B Preferred Stock remain outstanding, if the Corporation pays a dividend in cash, securities or other property on shares of Common Stock then at the same time the Corporation shall declare and pay a dividend on shares of Series B Preferred Stock in the amount of dividends that would be paid with respect to shares of Series B Preferred Stock if such shares were converted into shares of Common Stock on the record date for such dividends (or if no record date is established, at the date such dividend is declared).

          SECTION 4. VOTING RIGHTS.

          In addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the voting rights set forth in this Section 4:

          (a) Right to Vote as a Single Class with Holders of Common Stock. So long as any shares of Series B Preferred Stock are outstanding, each share of Series B Preferred Stock shall entitle the holder thereof to notice of and to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together as a single class with the holders of shares of Common Stock. The holders of each share of Series B Preferred Stock shall be entitled to vote with respect to each share of Series B Preferred Stock held by each such holder a number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible (as adjusted pursuant to Section 9) on the record date for such vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregation of all shares of Common Stock into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          (b) Right to Designate Directors. In addition to any of the voting rights provided to the holders of shares of Series B Preferred Stock pursuant to the Securities Purchase Agreement, in the event the Corporation shall have failed to pay in full (i) dividends on the shares of Series B Preferred Stock for a period of twelve consecutive months or (ii) the Mandatory Redemption Price within 30 days of the Mandatory Redemption Date, then, in addition to any other rights that may otherwise be available to holders of Series B Preferred Stock pursuant to this Certificate of Designation or otherwise, the total number of directors of the Corporation shall be increased by two, and the holders of Series B Preferred Stock, voting together as a single class, shall by affirmative vote of holders of a plurality of the total number of shares of Series B Preferred Stock voting thereon, be entitled to elect to the Board of Directors, at a meeting of such stockholders or by written consent in lieu thereof, two additional directors (the "Default Directors") (which directors shall be in addition to, and not in lieu of, any Preferred Designees (as defined in the Securities Purchase Agreement) and any "Default Directors" elected by the holders of the Series A Preferred Stock pursuant to the terms of the Series A Certificate of Designation, and which shall each be required to satisfy any qualifications existing under applicable law and shall be entitled to all rights of voting and participation as are directors of the Corporation generally), and shall be entitled, by affirmative vote of holders of a majority of the total number of shares of Series B Preferred Stock then outstanding or by written consent in lieu thereof, at any time to remove any director so elected. Any other provision of this Certificate of Designation or the Certificate of Incorporation or By-laws of the Corporation notwithstanding, no Default Director may be removed except in the manner provided for in this paragraph. Vacancies among the Default Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled at any time, but only by the affirmative vote of holders of a plurality of the total number of shares of Series B Preferred Stock then outstanding, voting together as a single class, or by written consent in lieu thereof, and any director so chosen shall hold office for a term expiring on the date the term of office of the director such newly-elected director shall have replaced would have expired. At any time during which the holders of Series B Preferred Stock are entitled to elect Default Directors, in the event the Corporation declares and pays in cash all theretofore unpaid dividends and/or pays in full the Mandatory Redemption Amount, as the case may be, then the term of any Default Director then in office shall be deemed to have expired as of the time such payments are made, and the total number of directors of the Corporation shall be reduced by the number of Default Directors then in office whose term shall have expired and the holders of Series B Preferred Stock shall cease to have any rights hereunder to elect Default Directors, in each case, unless and until one or more of the conditions specified in clauses (i) and (ii) hereof shall recur.

          (c) Actions Not to be Taken Without Vote of Holders of Series B Preferred Stock. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the affirmative vote or consent of the holders of not less than 50% of all shares of Series B Preferred Stock at any time outstanding:

               (i) authorize, increase the authorized number of shares of, or issue any shares of Senior Stock or Parity Stock;

               (ii) increase the authorized number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of, Series B Preferred Stock other than as required by this Certificate of Designation and pursuant to the exercise of Series B Warrants; or

               (iii) reclassify any shares of Series B Preferred Stock or authorize, adopt or approve an amendment to this Certificate of Designation which would increase or decrease the par value of the shares of Series B Preferred Stock, or alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect such shares of Series B Preferred Stock adversely.

          (d) Exercise of Voting Rights. (i) The foregoing rights of holders of shares of Series B Preferred Stock to take any actions as provided in this Section 4 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of not less than 50% of all shares of Series B Preferred Stock outstanding as of the record date of such written consent.

               So long as such right to vote continues, the Chairman of the Board of the Corporation may call, and if the holders of shares of Series B Preferred Stock are to vote separately as a single class, upon the written request of holders of record of 20% of the outstanding shares of Series B Preferred Stock, addressed to the Secretary of the Corporation, at the principal office of the Corporation, the Chairman of the Board of the Corporation shall call, a special meeting of the holders of shares of Series B Preferred Stock entitled to vote as provided herein. The Corporation shall use its best efforts to hold such meeting within 60, but in any event not later than 90, days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of stockholders; provided that the Corporation shall not be required to call such a special meeting if such request is received fewer than 90 days before the date fixed for the next ensuing annual meeting of stockholders of the Corporation; and provided, further, that if it is necessary for the Corporation to solicit proxies for use at such special meeting, the Corporation's obligation to conduct such special meeting shall be delayed for such period of time as is necessary for the Corporation to prepare and file a proxy statement and to obtain the Commission's clearance of such proxy statement.

               (ii) At each meeting of stockholders at which the holders of shares of Series B Preferred Stock shall have the right, voting separately as a single class, to take any action, the presence in person or by proxy of the holders of record of one-half of the total number of shares of Series B Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Series B Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series B Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

               (iii) For the taking of any action as provided in this
Section 4 by the holders of shares of Series B Preferred Stock, each such holder shall have one vote for each share of such stock standing in his name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

          SECTION 5. REDEMPTION.

          (a) Optional Redemption. (i) Subject to the rights of holders of shares of Series B Preferred Stock set forth in Section 9 hereof, the Corporation shall, at any time following the fourth anniversary of the Second Closing, have the right, at its sole option and election made in accordance with clause (a)(ii) below, to redeem, to the extent the Corporation shall have the funds legally available therefor, all, but not less than all, of the outstanding shares of Series B Preferred Stock within 45 days following any date on which the Market Price per share of Common Stock for at least 20 out of 30 consecutive Trading Days immediately preceding such date (as adjusted for any stock dividends, combinations or stock splits), including the last Trading Day of such period, is equal to or greater than 150% of the Conversion Price in effect as of the first day of such 30-Trading Day period (any such date, a "Redemption Trigger Date"), for an amount per share equal to the Liquidation Preference (the "Optional Redemption Price") as of the Optional Redemption Date (as defined below). Notwithstanding the foregoing, no redemption shall be permitted pursuant to this Section 5(a) at any time during which the Common Stock is not listed or admitted to be listed on any of the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market.

               (ii) Notice of any redemption of shares of Series B Preferred Stock pursuant to clause (a)(i) shall be mailed, first class postage prepaid, to each holder of such shares of Series B Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, specifying (x) the Optional Redemption Price and (y) the redemption date (the "Optional Redemption Date"); and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Optional Redemption Notice"). The Optional Redemption Notice shall be mailed not more than 20 days following the applicable Redemption Trigger Date. The Optional Redemption Date shall be determined by the Corporation but in no event shall be earlier than the 10th day following the date of the Redemption Notice or later than the 25th day following the Redemption Notice.

          (b) Mandatory Redemption. (i) Subject to the rights of holders of shares of Series B Preferred Stock set forth in Section 9 hereof, the Corporation shall, on the seventh anniversary of the Second Closing (such date, the "Mandatory Redemption Date"), redeem, to the extent the Corporation shall have the funds legally available therefor, all, but not less than all, of the outstanding shares of Series B Preferred Stock for an amount per share equal to the Liquidation Preference as of such date (the "Mandatory Redemption Price"). If the funds of the Corporation legally available for redemption of the shares of Series A Preferred Stock and Series B Preferred Stock on the Mandatory Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock and Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares of Series A Preferred Stock and Series B Preferred Stock ratably among the holders of such shares to be redeemed based upon the number of shares of Series A Preferred Stock and Series B Preferred Stock held by each such holder. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Designation at any time. Thereafter, when sufficient additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock and Series B Preferred Stock that remain outstanding, such funds shall immediately be used to redeem the entire balance of such shares of Series A Preferred Stock and Series B Preferred Stock that the Corporation has become obliged to redeem on the Mandatory Redemption Date but which the Corporation has not redeemed.

               (ii) Notice of any redemption of shares of Series B Preferred Stock pursuant to clause (b)(i) shall be mailed, first class postage prepaid, to each holder of shares of Series B Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, specifying (x) the number of shares of Series B Preferred Stock to be redeemed, (y) the Mandatory Redemption Price and (z) the Mandatory Redemption Date; and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Mandatory Redemption Notice"). The Mandatory Redemption Notice shall be mailed not less than 25 and not more than 45 days prior to the Mandatory Redemption Date.

          (c) Payment of Redemption Price. On the date of any redemption pursuant to this Section 5, (i) the Corporation shall in cash or by wire transfer to an account designated by each holder the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, for each of its shares of Series B Preferred Stock, and (ii) after payment has been made in accordance with clause (i) above, dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, and except the right to convert shares of Series B Preferred Stock so called for redemption prior to the close of business on the date immediately preceding the date fixed for such redemption) shall cease.

          SECTION 6. CHANGE OF CONTROL.

          (a) Offer to Repurchase. Upon the occurrence of a Change of Control, the Corporation shall make an offer (a "Change of Control Offer") to each holder of shares of Series B Preferred Stock to repurchase all or any part (subject to the rights of holder pursuant to Section 9) of each such holder's shares of Series B Preferred Stock at an offer price in cash equal to 101% of the Liquidation Preference as of the Change of Control Payment Date (the "Change of Control Payment"). The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of shares of Series B Preferred Stock as a result of a Change of Control, and the Corporation shall not be in violation of this Certificate of Designation by reason of any act required by such rule or other applicable law.

          (b) Within 25 days following any Change of Control, the Corporation shall mail a notice to each holder of shares of Series B Preferred Stock stating:

               (i) that the Change of Control Offer is being made pursuant to this Section 6 and that all shares of Series B Preferred Stock tendered will be accepted for payment;

               (ii) the purchase price and the purchase date, which shall be at least 30 but no more than 60 days from the date on which the Corporation mails notice of the Change of Control (the "Change of Control Payment Date");

               (iii) that any shares of Series B Preferred Stock not tendered will continue to accrue dividends as provided in this Certificate of Designation;

               (iv) that, unless the Corporation defaults in the payment of the Change of Control Payment, all shares of Series B Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

               (v) that holders of shares of Series B Preferred Stock electing to have any shares of Series B Preferred Stock purchased pursuant to a Change of Control Offer shall be required to surrender the shares of Series B Preferred Stock to the Corporation or its designated agent for such purpose, at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; and

               (vi) that holders of shares of Series B Preferred Stock will be entitled to withdraw their election if the Corporation or its designated agent for such purpose, receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of shares of Series B Preferred Stock, the number of shares of Series B Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such shares purchased.

          (c) On the Change of Control Payment Date, the Corporation shall, to the extent lawful, (i) accept for payment all shares of Series B Preferred Stock tendered pursuant to the Change of Control Offer and (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Series B Preferred Stock so tendered. The Corporation shall promptly mail to each holder of shares of Series B Preferred Stock so tendered the Change of Control Payment for such shares. The Corporation shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          SECTION 7. STATUS OF CONVERTED OR REDEEMED STOCK.

          Any shares of Series B Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares of Series B Preferred Stock shall upon their cancellation, and upon the filing of any document required by the DGCL, become authorized but unissued shares of Preferred Stock, $0.01 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $0.01 par value, of the Corporation.

          SECTION 8. LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) (i) In the event the Corporation shall (A) commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or (B) consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation, or of any substantial part of its property, or (C) make an assignment for the benefit of its creditors, or (D) admit in writing its inability to pay its debts generally as they become due, or (ii)(x) if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and (y) any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and on account of any such event the Corporation shall liquidate, dissolve or wind up, or (iii) if the Corporation shall otherwise liquidate, dissolve or wind up, after payment or provision for the payment for the debts and other liabilities of the Corporation (each, a "Liquidation"), before any payment or distribution to holders of shares of Junior Stock or Parity Stock (other than the Series A Preferred Stock), holders of shares of Series A Preferred Stock and Series B Preferred Stock taken together shall be entitled to receive an amount equal to the greater of (x) the Liquidation Preference (as set forth herein and in the Series A Certificate of Designation) with respect to each share of Series A Preferred Stock and Series B Preferred Stock held by such holder as of the date of Liquidation, or (y) the aggregate amount that would have been received with respect to the shares of Series A Preferred Stock and Series B Preferred Stock upon any such Liquidation if such shares had been converted to shares of Common Stock immediately prior to the date of such Liquidation.

          (b) If, upon any such Liquidation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series B Preferred Stock shall be insufficient to permit payment of the full amount of the Liquidation Preference with respect to each share of Series A Preferred Stock and Series B Preferred Stock, then the entire assets of the Corporation to be distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be distributed ratably among such holders of Series A Preferred Stock and Series B Preferred Stock in accordance with the number of shares of Series A Preferred Stock and Series B Preferred Stock held by each such holder.

          (c) After the payment to the holders of shares of the Series B Preferred Stock of the full amount of any liquidating distribution to which they are entitled under this Section 8, the holders of the Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

          (d) Whenever the distribution provided for in this Section 8 shall be payable in securities or property other than cash, the value of such distribution shall be the Fair Market Value of such securities or property.

          SECTION 9. CONVERSION.

          (a) Right to Convert. Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference as of the Conversion Date by the Conversion Price in effect as of the Conversion Date. The Conversion Price shall initially be $4.00 (the "Initial Conversion Price"), and shall be subject to adjustment as provided in clauses (e) through (g) of this Section 9. The conversion right set forth in this clause (a) shall be exercisable at the option of the holder at any time following the Issue Date. In the case of shares of Series B Preferred Stock called for redemption pursuant to Section 5 hereof, conversion rights shall expire with respect to such shares on the Optional Redemption Date or the Mandatory Redemption Date, as the case may be, when payment in full of the applicable redemption price shall have been made by the Corporation.

          (b) Mechanics of Conversion. Conversion of shares of Series B Preferred Stock may be effected by any such holder upon the surrender to the Corporation at the principal office of the Corporation or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors (the "Transfer Agent"), of the certificate(s) for such Series B Preferred Stock to be converted, accompanied by a written notice (the date of such notice being referred to as the "Conversion Date") stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 9 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued; provided that in all cases the converting holder shall convert at least 1000 shares of Series B Preferred Stock (or if such holder holds less than 1000 shares, all shares of Series B Preferred Stock held by such holder). In case any holder's notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all transfer, issue, stamp and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes which are the responsibility of the holder as set forth above (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock, to which the holder of shares of Series B Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the holder thereof as to the shares being converted shall cease except for the rights pursuant to Section 9(c) to receive shares of Common Stock, in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

          In case any shares of Series B Preferred Stock are to be redeemed pursuant to Sections 5 or 6, such right of conversion shall cease and terminate as to the shares of Series B Preferred Stock to be redeemed at the close of business on the Business Day preceding the applicable redemption date.

          (c) Fractional Shares. In connection with the conversion of any shares of Series B Preferred Stock into shares of Common Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the Trading Day on which such shares of Series B Preferred Stock are deemed to have been converted. If more than one share of Series B Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered. Promptly upon conversion, the Corporation shall pay to the holder of shares of Series B Preferred Stock so converted out of funds legally available, an amount equal to any accrued and unpaid dividends on the shares of Series B Preferred Stock surrendered for conversion to the date of such conversion, together with cash in lieu of any fractional interest of such holder.

          (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series B Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock issued or issuable pursuant to the Securities Purchase Agreement into shares of Common Stock, and shall take all actions required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series B Preferred Stock.

          (e) Adjustment to Conversion Price for Dividends and for Combinations or Subdivisions of Common Stock; Additional Shares. (i) In case the Corporation shall at any time or from time to time after the Second Closing (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Series B Preferred Stock thereafter surrendered for conversion into Common Stock shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series B Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause (i) in connection with any transaction to which clause (f) applies.

               (ii) In case the Corporation shall at any time or from time to time after the Second Closing pay a dividend or make a distribution to all holders of shares of Common Stock (including any dividend or distribution paid in connection with a consolidation or merger in which the Corporation is the continuing corporation) of any shares of capital stock of the Corporation or evidences of its indebtedness or assets or cash (excluding dividends or distributions in connection with the liquidation, dissolution or winding up of the Corporation) or rights or warrants to subscribe for or purchase shares of Common Stock or securities convertible into or exchangeable for Common Stock (excluding those securities referred to in subsection (i) above), then in each such case the Conversion Price in effect immediately prior thereto shall be reduced to an amount determined by determined by multiplying (A) the Conversion Price in effect on the record date for the determination of stockholders entitled to receive the payment or distribution by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on such record date less the then Fair Market Value as of such record date of the cash, assets, evidences of indebtedness or securities so paid with respect to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock on such record date. Such adjustment shall be made whenever any such payment is made, and shall become effective retroactively immediately after such record date.

               (iii) In case the Corporation shall issue shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) (collectively, "Additional Shares") after the Second Closing at a price per share (or having a conversion price per share) less than the greater of (A) the Current Market Price per share of Common Stock on the date preceding the earlier of the issuance or public announcement of the issuance of such Additional Shares of Common Stock and (B) the Conversion Price as of the date of issuance of such shares (or, in the case of convertible or exchangeable securities, less than the Current Market Price as of the date of issuance of the rights, warrants or other securities in respect of which shares of Common Stock were issued), then, and in each such case, the Conversion Price shall be reduced to an amount determined by multiplying (A) the Conversion Price in effect on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such sale or issue multiplied by the greater of (a) the then applicable Conversion Price per share and (b) the Current Market Price per share of Common Stock on the date preceding the earlier of the issuance or public announcement of the issuance of such Additional Shares of Common Stock (the greater of (a) and (b) above hereinafter referred to as the "Adjustment Price") and (2) the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or into or for which the rights, warrants or other convertible securities may convert or be exercisable), and the denominator of which shall be the sum of (x) the total number of shares of Common Stock Outstanding immediately prior to such sale or issue and (y) the number of Additional Shares issued (or into or for which the rights, warrants or convertible securities may be converted or exercised), multiplied by the Adjustment Price. An adjustment made pursuant to this clause (iii) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. For purposes of this clause
(iii), the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock or of rights, warrants or other securities convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such Common Stock, rights, warrants and convertible securities plus the aggregate amount (as determined on the date of issuance), if any, payable upon exercise or conversion of any such rights, warrants and convertible securities into shares of Common Stock. If, subsequent to the date of issuance of such right, warrants or other convertible securities, the exercise or conversion price thereof is reduced, such aggregate amount shall be recalculated and the Conversion Price shall be adjusted retroactively to give effect to such reduction. On the expiration of any option or the termination of any right to convert or exchange any securities into Additional Shares, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination (but taking into account other adjustments made following the time of issuance of such options or securities) had such option or security, to the extent outstanding immediately prior to such expiration or termination, never been issued. If Common Stock is sold as a unit with other securities, the aggregate consideration received for such Common Stock shall be deemed to be net of the Fair Market Value of such other securities. The issuance or reissuance of (i) any shares of Common Stock or rights, warrants or other securities convertible into shares of Common Stock (whether treasury shares or newly issued shares) (A) pursuant to a dividend or distribution on, or subdivision, combination or reclassification of, the Outstanding shares of Common Stock requiring an adjustment in the Conversion Price pursuant to clause (i) of this clause
(e); (B) pursuant to any restricted stock or stock option plan or program of the Corporation involving the grant of options or rights to acquire shares of Common Stock after the date hereof to directors, officers and employees of the Corporation and its Subsidiaries as provided in Section
5.13 of the Purchase Agreement; (C) pursuant to any option, warrant, right, or convertible security outstanding as of the Second Closing, or (ii) the Series B Preferred Stock and any shares of Common Stock issuable upon conversion or exercise thereof, shall not be deemed to constitute an issuance of Common Stock or convertible securities by the Corporation to which this clause (iii) applies. No adjustment shall be made pursuant to this clause (iii) in connection with any transaction to which clause (f) applies.

               (iv) The term "dividend," as used in this clause (e), shall mean a dividend or other distribution upon the capital stock of the Corporation.

               (v) Anything in this clause (e) to the contrary notwithstanding, the Corporation shall not be required to give effect to any adjustment in the Conversion Price (x) if, in connection with any event which would otherwise require an adjustment pursuant to this clause (e), the holders of Series B Preferred Stock have received the dividend or distribution to which such holders are entitled under Section 3 hereof or
(y) unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Price such that the number of shares of Common Stock receivable upon conversion of each share of Series B Preferred Stock would differ by at least one one-hundredth of one share of Common Stock, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least one one-hundredth of one share of Common Stock, such change in Conversion Price shall thereupon be given effect.

               (vi) The certificate of any firm of independent public accountants of recognized national standing selected by the Board of Directors (which may be the firm of independent public accountants regularly employed by the Corporation) shall be presumptively correct for any computation made under this clause (e).

               (vii) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this clause (e) or in the Conversion Price then in effect shall be required by reason of the taking of such record.

               (viii) If any event occurs as to which the provisions of this Section 9(e) are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights of the holders of the Series B Preferred Stock.

          (f) Adjustment to Conversion Price for Reclassification and Reorganization. In the case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger with the Corporation into, any other Person, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the shares of Common Stock are converted into other securities, cash or other property (each of the foregoing, a "Transaction"), in addition to any rights of holders of shares of Series B Preferred Stock pursuant to Section 6, each share of Series B Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 9 shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property. The Corporation, the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights and such rights shall be clearly provided for in the definitive transaction documents relating to such transaction. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9. The provisions of this Section 9(f) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

          (g) Adjustment to Conversion Price for Redemption. In case at any time or from time to time after the Second Closing the Corporation shall purchase, redeem or otherwise acquire any shares of Common Stock at a price per share greater than the Current Market Price per share of such Common Stock on the date of such event, or in case the Corporation shall purchase, redeem or otherwise acquire other securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock into which such security is convertible or exchangeable greater than the Current Market Price per share of Common Stock on the date of such event, then the Conversion Price in effect immediately prior thereto shall be reduced to an amount determined by multiplying (A) the Conversion Price in effect on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the difference between (1) the number of shares of Common Stock Outstanding immediately prior to such purchase, redemption or acquisition multiplied by the then applicable Current Market Price per share and (2) the aggregate consideration payable by the Corporation for the total number of shares of Common Stock so purchased, redeemed or acquired (or, into or for which the rights, warrants or other convertible securities may convert or be exercisable), and the denominator of which shall be the difference between (x) the total number of shares of Common Stock Outstanding immediately prior to such event and (y) the number of shares so purchased, redeemed or acquired, multiplied by the then applicable Current Market Price per share. Such adjustment shall be made whenever such Common Stock is purchased, redeemed or otherwise acquired by the Corporation, and shall become effective immediately after such date.

          (h) Notice of Record Date. In case at any time or from time to time (i) the Corporation shall pay any stock dividend or make any other non-cash distribution to the holders of its Common Stock, or offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or (ii) there shall be any capital reorganization or reclassification of the Common Stock of the Corporation or consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall give at least 20 days' prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series B Preferred Stock at the addresses of each as shown on the books of the Corporation maintained by the Transfer Agent thereof of the date on which (A) a record shall be taken for such stock dividend, distribution or subscription rights or (B) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be; provided that, in the case of any Transaction to which clause (f) applies the Corporation shall give at least 30 days' prior written notice as aforesaid. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

          SECTION 10. REPORTS.

          (a) Reports as to Adjustments. Upon any adjustment of the Conversion Price then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion provisions set forth in Section 9, then, and in each such case, the Corporation shall promptly deliver to the Transfer Agent of the Series B Preferred Stock and Common Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Price then in effect following such adjustment and the increased or decreased number of shares issuable upon a conversion following such adjustment, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to holders of the Series B Preferred Stock may be given in advance and included as part of the notice required under the provisions of Section 9(i).

          (b) Financial Reports. So long as any of shares of Series B Preferred Stock is outstanding, in the event the Corporation is not required to file quarterly and annual financial reports with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, the Corporation will furnish the holders of the Series B Preferred Stock with reports containing the same information as would be required in such reports.

          SECTION 11. CERTAIN COVENANTS.

          Any registered holder of Series B Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

          IN WITNESS WHEREOF, the officers named below, acting for and on behalf of ProMedCo Management Company have hereunto subscribed their names on this ___ day of ________________.

                                        PROMEDCO MANAGEMENT COMPANY


                                        By:
                                           ------------------------------
                                           Name:
                                           Title:

Attest:

By:
   ----------------------------
   Name:
   Title: